                                                                     EXHIBIT 2.1


                           STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of the 14th day of July, 2000 (this "Agreement"), by and between ilife.com, Inc., a corporation organized under the laws of the State of Florida ("Seller"), and Signet Insurance Services, Inc., a corporation organized under the laws of the Commonwealth of Virginia ("Purchaser").

                                   RECITALS:

     (A)  The Company.  Professional Direct Agency, Inc., a corporation
          -----------
organized under the laws of the State of Ohio (the "Company"), is a wholly-owned subsidiary of Seller.

     (B)  The Seller.  The Seller owns all of the issued and outstanding shares
          ----------
of capital stock of the Company.

     (C)  The Purchaser.  The Purchaser is a direct, wholly-owned subsidiary of
          -------------
First Union Corporation, a corporation organized under the laws of the State of North Carolina.

     (D)  The Purchase.  Subject to the terms and conditions of this Agreement,
          ------------
the Seller intends to sell, and the Purchaser intends to purchase, all the issued and outstanding shares of common stock of the Company (the "Shares").

     NOW, THEREFORE, in consideration of the premises, and of the mutual representations and agreements contained in this Agreement, the parties agree as follows.

I.   DEFINITIONS

     1.01.  Definitions of Certain Terms. In this Agreement, the following terms
            ----------------------------
are used with the meanings assigned below:

     "1933 Act" has the meaning assigned to such term in Section 3.02(H).
      --------                                           ---------------

     "Affiliate" means, with respect to any person, any other person directly or
      ---------
indirectly controlling, controlled by or under common control with such other person.

     "Agreement" has the meaning set forth in the Recitals.
      ---------

     "Allocation" has the meaning assigned to such term in Section 4.08(k)(3).
      ----------                                           ------------------

     "Business Day" shall mean any day other than a Saturday, a Sunday or a day
      ------------
on which banks located in the State of North Carolina generally are authorized or required by law or executive order to close.

     "Business Entity" shall mean any corporation, partnership, joint venture,
      ---------------
business trust, limited liability corporation or partnership, association or other organization.

     "Closing" has the meaning assigned in Section 2.03.
      -------                              ------------

     "Closing Date" has the meaning assigned in Section 2.03.
      ------------                              ------------

     "Code" means the Internal Revenue Code of 1986, as amended.
      ----

     "Company" has the meaning assigned in the Recitals.
      -------

     "Company Financial Statements" has the meaning assigned in Section 3.01(H).
      ----------------------------                              ---------------

     "Company Intellectual Property" shall mean all patents, patent
      -----------------------------
applications, trademarks and service marks, trademark and service mark applications, trade names, logos, domain names and other indications of origin, the goodwill associated with the foregoing, copyright registrations and applications, material licenses of third party software (other than licenses of "off the shelf" or standard software products), proprietary software and
 -------------
processes, procedures, trade secrets, know-how, confidential information, inventions (whether or not patentable and whether or not reduced to practice), drawings, specifications, designs, plans, proposals, technical data, copyrightable works and other proprietary technical information presently used or proposed to be used by the Company in connection with its business.

     "Company Reports" has the meaning assigned in Section 3.01(G).
      ---------------                              ---------------

     "Company Subsidiary" means any Business Entity in which the Company,
      ------------------
directly or indirectly, (i) owns or controls 50% or more of any class of such entity's voting securities, (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     "Compensation and Benefit Agreements" has the meaning assigned in Section
      -----------------------------------                              -------
3.01(Q)(1).
----------

     "Contracts" shall mean any contract, agreement, commitment arrangement,
      ---------
lease, license agreement (including any agreements relating to the Company Intellectual Property), insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits.

     "Environmental Laws" shall mean all applicable laws, regulations and other
      ------------------
requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment.

     "ERISA Affiliate" has the meaning set forth in Section 3.01(Q)(3).
      ---------------                               ------------------

     "ERISA Agreements" has the meaning set forth in Section 3.01 (Q)(2).
      ----------------                               -------------------

     "Indemnified Party" has the meaning assigned in Section 7.04.
      -----------------                              ------------

     "Indemnifying Party" has the meaning assigned in Section 7.04.
      ------------------                              ------------

     "Liens" shall mean liens, encumbrances, charges, security interests,
      -----
restrictions (including restrictions on voting rights or rights of disposition), defaults or equities of any character or claims or third party rights of whatever nature.

     "Litigation" has the meaning assigned in Section 3.01(L).
      ----------                              ---------------

     "Losses" has the meaning assigned in Section 7.02.
      ------                              ------------

     "Material Adverse Effect", when applied to a party, shall mean an event,
      -----------------------
occurrence or circumstance (including without limitation, any breach of a representation or warranty contained herein by such party) which (1) has a material adverse effect on the financial condition, results of operations, business or prospects of such party and its subsidiaries, taken as a whole, or
(2) would materially impair any party's ability to timely perform its obligations under this Agreement or the consummation of any of the transactions contemplated hereby; provided, that a Material Adverse Effect with respect to a
                     --------
party shall not include events or conditions generally affecting the securities or insurance industry or effects resulting from general economic conditions (including changes in interest rates), changes in accounting practices or changes to statutes, regulations or regulatory policies, that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies, and provided further, a Material Adverse
                                           -------- -------
Effect with respect to Purchaser shall not include events, occurrences, circumstances, conditions, charges or effects relating to, or otherwise resulting from, any acquisitions by Purchaser or any of its subsidiaries or any dispositions of any of its subsidiaries or any of Purchaser's or its subsidiaries' assets or lines of business or any terminations of, or reductions in, any lines of business (in each case other than any such acquisitions, dispositions, terminations or reductions relating to Purchaser's insurance business).

     "Midland Litigation" shall mean those certain claims set forth in that
      ------------------
certain litigation stated as CDA of America, Inc. v. The Midland Life Insurance
                             --------------------------------------------------
Co., et al, in the United States District Court for the Southern District of
----------
Ohio, Eastern Division; Case No. C2-00-627, filed on June 2, 2000.

     "Multiemployer Agreements" has the meaning set forth in Section 3.01(Q)(2).
      ------------------------                               ------------------

     "Pension Agreement" has the meaning set forth in Section 3.01(Q)(2).
      -----------------                               ------------------

     "Previously Disclosed" by a party shall mean information set forth in a
      --------------------
Schedule, correspondingly enumerated to the representation, warranty or covenant to which it relates, that is delivered by such party to the other party contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement (it being understood that notwithstanding any other provision herein such information shall be disclosed in light of the particular standard of "materiality" set forth in the representation, warranty or covenant to which such information relates).

     "Purchase" has the meaning set forth in Section 2.01.
      --------                               ------------

     "Purchase Price" has the meaning set forth in Section 2.02.
      --------------                               ------------

     "Purchaser" has the meaning assigned in the Recitals.
      ---------

     "Rights" means securities or obligations convertible into or exchangeable
      ------
for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock (and shall include stock appreciation rights).

     "Regulatory Authorities" shall mean any federal, state, local, municipal or
      ----------------------
foreign governmental agency or authority or Self-Regulatory Body.

     "Section 338(h)(10) Elections" has the meaning assigned in Section
      ----------------------------                              -------
4.08(K)(1).
----------

     "Self-Regulatory Body" shall mean any applicable non-governmental self-
      --------------------
regulatory agency, commission or authority.

     "Seller" has the meaning assigned in the Recitals.
      ------

     "Taxes" shall mean federal, state, local or foreign income, gross receipts,
      -----
windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, documentary stamps, real estate transfer, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto, imposed on the income, properties or operations of the Company, together with any interest in respect of such additions or penalties.

     "Tax Package" has the meaning assigned in Section 4.08(H).
      -----------                              ---------------

     "Tax Returns" means all reports and returns required to be filed with
      -----------
respect to Taxes of the Company or the Seller Group, including without limitation, consolidated Federal income tax returns for the Seller Group.

     "Third Party Claim" has the meaning set forth in Section 7.04.
      -----------------                               ------------

     "Treasury Regulations" means the Income Tax Regulations promulgated under
      --------------------
the Code, as the same may be amended from time to time.

     1.02.  Interpretation.  When a reference is made in this Agreement to
            --------------
Sections, Exhibits or Schedules, such references shall be to a Section of, Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require the Company, the Seller or the Purchaser or any of their respective subsidiaries, Affiliates, or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation. This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to any other party.


II.  THE PURCHASE AND SALE.

     2.01.  Purchase and Sale.  Subject to, and on the terms and conditions of,
            -----------------
this Agreement, at the Closing, the Purchaser will purchase (the "Purchase") from the Seller, and the Seller will sell, transfer, convey, assign and deliver to the Purchaser all the Shares free and clear of Liens.

     2.02.  Purchase Price.  The purchase price will be $4,350,000 in cash (the
            --------------
"Purchase Price").

     2.03.  Closing.
            -------

            (A) The closing of the Purchase (the "Closing") will take place at the offices of the Purchaser as soon as practicable after the last of the conditions set forth in Article V (other than conditions relating solely to the
                        ---------
delivery of documents to be dated the Closing Date) has been satisfied or waived in accordance with the terms of this Agreement (the "Closing Date").

            (B) At the Closing, the parties will deliver the various certificates and any other documents contemplated by Article V and shall
                                                     ---------
undertake the following:

                 (1) The Purchaser will pay the Purchase Price by wire transfer of immediately available funds to an account designated by the Seller not less than one Business Day prior to the Closing Date;

                 (2) the Seller will deliver to the Purchaser certificates for the Shares, duly endorsed, accompanied by any necessary transfer stamps, and otherwise in form for transfer to the Purchaser; and

                 (3) each of the parties shall take such other actions, and shall execute and deliver such other instruments or documents, as shall be required in order to satisfy the conditions set forth in Article V hereof
                                                              ---------
     that by their terms are to be satisfied on the Closing Date.


III. REPRESENTATIONS AND WARRANTIES.

     3.01.  Representations and Warranties of the Seller.  The Seller hereby
            --------------------------------------------
represents and warrants to Purchaser as follows:

            (A)  Organization, Standing and Authority.  Except as Previously
                 ------------------------------------
Disclosed, the Company is duly qualified to do business and is in good standing in the States and other political subdivisions of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company. The Company has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except for such authorizations, the absence of which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company.

            (B)  Shares.  The Shares have been duly authorized, are validly
                 ------
issued and outstanding, fully paid and nonassessable, and are subject to no, and have not been issued in violation of any, preemptive or similar rights. Except as Previously Disclosed, there are no shares of capital stock or other equity securities of the Company outstanding and no outstanding Rights with respect thereto. The Company has physically cancelled all of the previously issued certificates with respect to the Company's capital stock except for those certificates representing the Shares.

            (C)  Company Subsidiaries.  Except as Previously Disclosed and as
                 --------------------
set forth below, as of the date of this Agreement, the Company does not own beneficially, directly or indirectly, any equity securities or similar interests of any Business Entity. As of the Closing:

                 (1) there will be no Subsidiaries of the Company other than Professional Direct Agency, Inc. of Texas, a corporation organized and existing under the laws of the State of Texas (PDA of Texas");

                 (2) no equity securities of PDA of Texas are or may become required to be issued (other than to the Company ) by reason of any Rights with respect thereto;

                 (3) there will be no contracts, commitments, understandings or arrangements by which PDA of Texas is or may be bound to sell or otherwise issue any shares of its capital stock, and there will be no contracts, commitments, understandings or arrangements relating to the rights of the Company to vote or to dispose of such shares;

                 (4) all of the shares of capital stock of PDA of Texas will be fully paid and nonassessable and subject to no preemptive rights and will be owned by the Company free and clear of any Liens;

                 (5) except as Previously Disclosed, PDA of Texas will be in good standing under the laws of the jurisdiction in which it is incorporated or organized, and will be duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

            (D)  Corporate Power.  The Company has the corporate power and
                 ---------------
authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets. The Company has Previously Disclosed a brief description of each line of business in which the Company is engaged.

            (E)  Corporate Authority.  This Agreement has been authorized by all
                 -------------------
necessary corporate action of the Seller, and is a valid and binding agreement of the Seller enforceable by Purchaser against Seller in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (F)  No Defaults.  Subject to any required regulatory approvals
                 -----------
Previously Disclosed and the Previously Disclosed required filings under state insurance laws, the execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby, do not and will not (1) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to, any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or agreement, indenture or instrument of it, any of the Company or the Seller or to which the Company or the Seller or its or their properties is subject or bound, which breach, violation, default or Lien is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company, (2) constitute a breach or violation of, or a default under, its Articles of Incorporation, charter or Bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company.

            (G)  Company Reports.  Except as Previously Disclosed, the Company
                 ---------------
has timely filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed since the Company's inception in June 1998 with any Regulatory Authority (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as the "Company Reports") except for failures to file which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to Company Reports filed before the date of this Agreement), each of the Company Reports complied in all material respects with the statutes, rules, regulations and orders enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (H)  Financial Statements
                 --------------------

                 (1) The Seller has delivered to Purchaser copies of the audited balance sheet and the related audited statements of income, cash flows and changes in stockholders' equity for the fiscal year ended June 30, 1999, the unaudited balance sheet as of August 20, 1999 and the related statement of income of the Company for the period from July 1, 1999 to August 20, 1999, the unaudited balance sheet as of December 31, 1999 and the related statement of income for the period from August 20, 1999 to December 31, 1999 and the unaudited monthly balance sheets and statements of income as of the end of each month and for the period from January 1, 2000 to May 31, 2000 (together with any financial statements delivered pursuant to the following sentence, the "Company Financial Statements"). The Seller shall promptly deliver to Purchaser, upon the preparation thereof, copies of financial statements of the Company prepared subsequent to the date hereof.

                 (2) Except as Previously Disclosed, the Company Financial Statements (as of the dates thereof and for the periods covered thereby)
     (a) are in accordance with the books and records of the Company in all material respects, which books and records are complete and accurate in all material respects, (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and (c) each of the balance sheets in or incorporated by reference into the Company Financial Statements (including the related notes and schedules thereto) fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of income or equivalent statements in the Company Financial Statements (including any related notes and schedules thereto) fairly presents the results of operations of the entity or entities to which it relates for the periods set forth therein, except in each case as may be noted therein.

            (I)  Absence of Undisclosed Liabilities.  Except as disclosed in the
                 ----------------------------------
Company Financial Statements prior to the date hereof, the Company does not have any obligation or liability (contingent or otherwise), including liabilities under Environmental Laws, that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.

          (J) Absence of Certain Changes.  Since May 31, 2000, the business of
              --------------------------
the Company has been conducted in the ordinary and usual course, consistent with past practice and there has not been:

              (1) any event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to constitute or result in a Material Adverse Effect on the Company; or

              (2) except as Previously Disclosed, any event, occurrence, development or state of circumstances or facts which would result in a violation of the covenants set forth in Section 4.01 of this Agreement had
                                             ------------
     such events, occurrences, developments or state of circumstances or facts occurred after the date hereof.

          (K) Properties; Securities.  Except as specifically reserved against
              ----------------------
or otherwise disclosed in the Company Financial Statements (including the related notes and schedules thereto) and except for those properties and assets that have been sold or otherwise disposed of in the ordinary course of business, and except as Previously Disclosed, the Company has good and marketable title, free and clear of all Liens, to all of the properties and assets, tangible and intangible, reflected in the Company Financial Statements as being owned by the Company as of the dates thereof, other than those Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on the Company. The Company does not, directly or indirectly, control any real property not used in the ordinary course of their business, except as Previously Disclosed. All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by the Company are held under valid leases or subleases enforceable in accordance with their respective terms, except as such enforceability may be affected by (a) bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and (b) general equity principles. The Company has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of the Company. Such securities are valued on the books of the Company in accordance with generally accepted accounting principles.

          (L) Litigation; Regulatory Action.  Except as Previously Disclosed,
              -----------------------------
(1) no litigation, proceeding or controversy ("Litigation") before any court, arbitrator, mediator or Regulatory Authority is pending against the Company which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company and, to the best of the Company's knowledge, no such Litigation has been threatened; (2) neither the Company nor its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authority charged with the supervision or regulation of insurance agents and brokers or the supervision or regulation of the Company; and (3) the Company has not been advised by any such Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission. Previously Disclosed is a true and complete list, as of the date hereof, of all Litigation pending or threatened relating to the Company or arising out of any state of facts relating to the sale of insurance products by the Company or any employees thereof.

          (M) Compliance with Laws.  Except as Previously Disclosed, the Company
              --------------------
and its officers and employees:

               (1) in the conduct of its business, is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, and the rules of all Self-Regulatory Bodies applicable thereto;

               (2) has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to own and operate their businesses as presently conducted and that are material to the business of the Company; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current;

               (3) has received no notification or communication from any Regulatory Authority (a) asserting that any of them is not in compliance with any of the statutes, rules, regulations, or ordinances which such Regulatory Authority enforces, or has otherwise engaged in any unlawful business practice which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, (b) threatening to revoke any license, franchise, permit, or governmental authorization which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, (c) requiring any of them (including any of the Company's directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy) or (d) restricting or disqualifying the activities of the Company (except for restrictions generally imposed by rule, regulation or administrative policy on insurance agents or brokers generally);

               (4) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Regulatory Authority against the Company or any officer, director or employee thereof;

               (5) has not knowingly misrepresented any person acquiring an insurance policy through the Company or any of its agents in any respect, and all materials used to sell any insurance products have been fully approved by the applicable insurance company and have been in full compliance with all laws, orders or permits applicable to its business; and

               (6) is not, nor is any Affiliate of any of them, subject to a "statutory disqualification" as defined in Section 3(a)(39) of the Exchange Act.

           (N) Registrations.  Neither the Company nor any Affiliates is subject
               -------------
to regulation under the Investment Company Act of 1940 or the Investment Advisors Act of 1940. The Company and each of its employees which are or who are required to be registered as a broker/dealer, a registered representative, or a sales person with any Regulatory Authority are duly registered as such and such registrations are in full force and effect. Each of the employees of the Company through whom the Company has marketed, sold or distributed any insurance policies or products, are duly licensed (to the extent such licensing is required by the relevant Regulatory Authorities) to market, sell and/or distribute insurance, as applicable, in the jurisdictions where they do so. To the knowledge of the Seller, all persons other than employees of the Company through whom the Company has marketed, sold or distributed any insurance policies or any other products, are duly licensed (to the extent such licensing is required by the relevant Regulatory Authorities) to market, sell and/or distribute, as applicable, insurance in the jurisdiction where they do so. All federal, state and foreign registration requirements have been complied with in all material respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

          (O) Material Contracts.  Except as Previously Disclosed,  the Company
              ------------------
is not in default under any Contract, which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. The Company is not subject to or bound by any exclusive dealing arrangement or other contract or arrangement containing covenants which limit the ability of the Company to compete in any line of business or with any person or which involve any restriction of geographical area in which, or method by which, the Company may carry on its business (other than as may be required by law or any applicable Regulatory Authority). True and complete copies of all such Contracts and all amendments thereto have been supplied to Purchaser and a brief description of the same is Previously Disclosed. Except as Previously Disclosed, there are no Contracts between any Affiliate of the Company, on the one hand, and the Company, on the other hand.

          (P) No Brokers.  All negotiations relative to this Agreement and the
              ----------
transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.

          (Q) Employee Benefit Agreements.
              ----------------------------

              (1) Previously Disclosed is a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option agreements, all employment or severance contracts, all medical, dental, health and life insurance agreements, all other employee benefit agreements, contracts or arrangements and any applicable "change of control" or similar provisions in any agreement, contract or arrangement maintained or contributed to by the Company for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Agreements"). True and complete copies of all Compensation and Benefit Agreements, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to Purchaser.

              (2) All "employee benefit agreements" within the meaning of
     Section 3(3) of ERISA, other than "multiemployer Agreements" within the meaning of Section 3(37) of ERISA ("Multiemployer Agreements"), covering employees or former employees of the Company (the "ERISA Agreements"), to the extent subject to ERISA, are in substantial compliance with ERISA. Except as Previously Disclosed each ERISA Agreement which is an "employee pension benefit agreement" within the meaning of Section 3(2) of ERISA ("Pension Agreement") and which is intended to be qualified, under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Internal Revenue Service Revenue Procedure 93-39), and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no pending or, to its knowledge, threatened litigation relating to the ERISA Agreements. The Company has not engaged in a transaction with respect to any ERISA Agreement that would subject it to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

               (3) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated "single-employer agreement", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer agreement of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or
     Section 414 of the Code (an "ERISA Affiliate"). The Company does not presently contribute to a Multiemployer Agreement, nor has the Company contributed to such a Agreement within the past five calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Agreement or by any ERISA Affiliate within the past 12-month period.

               (4) All contributions required to be made under the terms of any ERISA Agreement have been timely made. Neither any Pension Agreement nor any single-employer agreement of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. The Company has not provided and is not required to provide, security to any Pension Agreement or to any single-employer agreement of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (5) Neither the Company nor its ERISA Affiliates have at any time sponsored, contributed to, or been obligated under Title I or IV of ERISA to contribute to a "defined benefit Agreement" (as defined in ERISA Section 3(35)). Neither the Company nor its ERISA Affiliates have had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer agreement" (as defined in ERISA Section 4001(a)(3) and 3(37)(A)) on or after September 26, 1980.

               (6) The Company does not have any obligations for retiree health and life insurance benefits under any agreement, except as Previously Disclosed. There are no restrictions on the rights of the Company to amend or terminate any such agreement without incurring any liability thereunder.

               (7) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company under any Compensation and Benefit Agreement or otherwise from the Company,
     (b) increase any benefits otherwise payable under any Compensation and Benefit Agreement, (c) result in any acceleration of the time of payment or vesting of any such benefit, or (d) result in the imposition to the recipient of any excise tax pursuant to Section 4999 of the Code.

          (R) Labor Relations.  The Company is in compliance with all currently
              ---------------
applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters other than non-compliance with any such laws that would not be reasonably likely to have a Material Adverse Effect on the Company. The Company is not engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against the Company before the National Labor Relations Board. The Company is not a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

          (S) Insurance.  The Company is insured against such risks and in such
              ---------
amounts and with such deductibles as the management of the Company reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by the Company are in full force and effect; the Company is not in default thereunder; and all claims thereunder have been filed in due and timely fashion. Previously Disclosed is a list of all insurance policies maintained by or for the benefit of the Company or its directors, officers, employees or agents together with any claims made under such policies during the previous 12 months.

          (T) Environmental Matters.  The Company has obtained and maintained in
              ---------------------
effect all material licenses, permits and other authorizations required under all Environmental Laws and is in compliance in all material respects with all Environmental Laws and with all such licenses, permits and authorizations. It has not received notice of liability to any person, governmental entity or Business Entity under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. or any other Environmental Laws with respect to real property owned or leased by the Company.

          (U) Taxes. Except as Previously Disclosed,
              -----

              (1) All Tax Returns required to be filed on or before the Closing Date by or with respect to the Company or with respect to the Seller and all subsidiaries of the Seller, including the Company, have been duly filed or, where not so filed, are covered under an extension that has been obtained therefor;

              (2) All Taxes shown to be due on the Tax Returns referred to in clause (1) have been or will be paid in full;

              (3) All deficiencies asserted or assessments made as a result of the examinations of any of the Tax Returns referred to in clause (1) have been paid in full or are being contested in good faith;

              (4) No issues that have been raised by the relevant tax authority in connection with the examination of any of the Tax Returns referred to in clause (1) with respect to the Seller and all subsidiaries of the Seller, including the Company, are currently pending;

              (5) There is no material claim for Taxes that is a lien against the property of the Seller and all subsidiaries of the Seller, including the Company, other than liens for taxes not yet due and payable;

               (6) The Seller and all subsidiaries of the Seller, including the Company, are not and will not be required to include any material adjustment in taxable income for any Tax Period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Closing Date; and

               (7) Neither the Seller nor any of the subsidiaries of the Seller, including the Company, has filed any consent to have the provisions of
     Section 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to the Company.

          (V)  Accuracy of Information.  The statements with respect to the
               -----------------------
Company and the Seller contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of it pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          (W)  Accounting Controls.  The Company has devised and maintained
               -------------------
systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Board of Directors of the Company and the Seller, that: (1) all material transactions are executed in accordance with management's general or specific authorization; (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with any criteria applicable to such statements; (3) access to the material property and assets of the Company is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

          (X)  Company Intellectual Property.
               -----------------------------

               (1) Schedule 3.01(X) sets forth each item of Company Intellectual
                   ----------------
     Property owned by the Company or that the Company uses pursuant to license, sublicense, agreement, or permission. The Company owns or has the right to use pursuant to license, sublicense, agreement or permission all items of proprietary software identified on Schedule 3.01(X) and all other Company
                                        ----------------
     Intellectual Property necessary for the operation of the Company's business as presently conducted or proposed to be conducted.

       (2) Except as Previously Disclosed, to the best knowledge of the Company, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any patents, trademarks, copyrights, trade secrets, or other intellectual property rights of third parties and neither the Company nor the respective directors, officers and employees of the Company has received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation, or violation. Except as Previously Disclosed, to the best knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Company Intellectual Property rights of the Company.

               (3) Except as Previously Disclosed, with respect to each item of Company Intellectual Property identified in Schedule 3.01(X) hereto: (1) if
                                                 ----------------
     owned by the Company, the Company possesses all right, title and interest in and to the item, free and clear of any Lien, license or other restriction, and if owned by a third party and used by the Company, the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; and (2) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the best knowledge of the Company, threatened which challenges the legality, validity, enforceability, use, or ownership of the item, as applicable. Except as Previously Disclosed, the Company has the right to use the names, service-marks, trademarks and other intellectual property material to the conduct of their business, which have been Previously Disclosed; and in the case of such names, service-marks and trademarks, in each state of the United States, such right of use is free and clear of any Liens, and no other person has the right to use such names, service-marks or trademarks in any such state.

     3.02.  Purchaser Representations and Warranties.  Purchaser hereby
            ----------------------------------------
represents and warrants to the Seller, as follows:

            (A) Corporate Authority.  This Agreement has been authorized by all
                -------------------
necessary corporate action of Purchaser and is a valid and binding agreement of it enforceable against Purchaser by Seller in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

            (B) No Defaults.  Subject to any required filings under state
                -----------
insurance laws, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby by it, does not and will not (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on Purchaser, (2) constitute a breach or violation of, or a default under, its Articles of Incorporation or Bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument other than such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

            (C) Organization, Standing and Authority. Purchaser is duly
                ------------
qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Purchaser. Each of Purchaser and its subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Purchaser.

            (D) Corporate Power. Purchaser has the corporate power and authority
                ---------------
to carry on its business as it is now being conducted and to own or lease all its material properties and assets.

            (E) Litigation; Regulatory Action.  Except as Previously Disclosed,
                ------------------------------
neither Purchaser nor any of its subsidiaries is a party to any Litigation before any court, arbitrator, mediator or Regulatory Authority which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Purchaser.

            (F) No Brokers.  All negotiations relative to this Agreement and the
                ----------
transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.

               (G)  Adequate Due Diligence. Purchaser has had an opportunity to
                    ----------------------
ask questions and receive answers from the Company concerning the terms and conditions of this transaction. Purchaser has completed its own analysis and review of the operations of the Company and has had the opportunity to complete its investigation of the Company's operations. Notwithstanding the foregoing, none of such review, analysis and investigation of the Company and its operations by Purchaser made heretofore or hereafter, whether pursuant to this Agreement or otherwise, shall affect the representations, warranties and indemnities of Seller which are contained in this Agreement and each such representation, warranty and indemnity shall survive any such review, analysis and investigation.

               (H)  Investment. Purchaser is acquiring the purchased shares for
                    -----------
its own account, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution thereof. Purchaser understands that the purchased shares have not been, and may not be, registered under the Securities Act of 1933, as amended (the "1933 Act"), or any state securities laws, by reason of specific exemptions from the registrations provision of the 1933 Act and such laws that may depend upon, among other things, the bona fide nature of the Purchaser's investment intent as expressed herein. Such Purchaser is an "accredited investor" within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the 1933 Act. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Company as contemplated by this Agreement, and is able to bear the economic risk of such investment for an indefinite period of time.

IV.  COVENANTS.

     4.01.     Conduct of the Company's Business. From the date hereof until the
               ---------------------------------
Closing, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, the Seller will cause the Company not to:

               (A) Ordinary Course. Conduct the business of the Company other
                   ---------------
than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, suppliers, insurance carriers, employees and business associates, or take any action reasonably likely to have an adverse affect upon the Company's ability to perform any of its obligations under this Agreement.

               (B) Capital Stock. Other than pursuant to Rights Previously
                   -------------
Disclosed (on Schedule 4.01(B)) and outstanding on the date hereof, (1) issue,
              -----------------
sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock of the Company or any Rights, (2) enter into any agreement with respect to the foregoing, or (3) permit any additional shares of capital stock of the Company to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

               (C) Dividends, Etc. (1) Make, declare, pay or set aside for
                   --------------
payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

               (D) Compensation; Employment Agreements; Etc. Enter into, amend,
                   -----------------------------------
modify or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of the Company, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (1) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (2) for other changes that are required by applicable law, (3) to satisfy Previously Disclosed (on Schedule 4.01(D))
                                                           ----------------
contractual obligations existing as of the date hereof, or (4) for employment arrangements for, or grants of awards to, newly hired employees in the ordinary course of business consistent with past practice and after prior consultation with Purchaser.

          (E) Benefit Agreements. Enter into, establish, adopt or amend (except
              ------------------
(i) as may be required by applicable law or (ii) to satisfy Previously Disclosed (on Schedule 4.01(E)) contractual obligations existing as of the date hereof or
    ----------------
for employment arrangements for, or grants of awards to, newly hired employees in the ordinary course of business consistent with past practice and after prior consultation with Purchaser) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, agreement or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of the Company, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (F) Dispositions.  Except for the sale of securities or other
              ------------
investments or assets in the ordinary course of business consistent with past practice or as Previously Disclosed (on Schedule 4.01(F)), sell, transfer,
                                        -----------------
mortgage, encumber or otherwise dispose of or discontinue any of its material assets, business or properties.

          (G) Acquisitions.  Except for the purchase of securities or other
              ------------
investments or assets in the ordinary course of business consistent with past practice or as Previously Disclosed (on Schedule 4.01(G)), acquire any material
                                        -----------------
assets, business, securities or properties of any other entity.

          (H) Accounting Methods.  Implement or adopt any change in its
              ------------------
accounting principles, practices or methods, other than as may be required by generally accepted accounting principles and after notifying Purchaser of any such required change.

          (I) Contracts.  Except in the ordinary course of business consistent
              ---------
with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts.

          (J) Claims.  Settle any claim, action or proceeding, except for any
              ------
claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $10,000 and which is not reasonably likely to establish an adverse precedent or basis for subsequent settlements.

          (K) Adverse Actions.  Knowingly take any action that is intended or is
              ---------------
reasonably likely to (1) result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Closing, (2) result in any of the conditions to the Purchase set forth in Article V not being satisfied or (3) result in a material
                      ---------
violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

          (L) Indebtedness.  (1) Incur any indebtedness for borrowed money other
              ------------
than in the ordinary course of business or (2) settle, modify or forgive any indebtedness for borrowed money owed to the Company (including indebtedness relating to acquisitions of Company Common Stock).

           (M) Commitments. Agree, commit to or enter into any agreement to take
               -----------
any of the actions referred to in Section 4.01(A) through (L).
                                  ---------------         ---

     4.02. Efforts.  Subject to the terms and conditions of this Agreement,
           -------
each of Seller and Purchaser shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Purchase on the Closing Date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end.

     4.03. Press Releases.  Seller and the Company will not, without the prior
           --------------
approval of Purchaser (which approval shall not be unreasonably withheld or delayed), and Purchaser will not, without the prior approval of the Seller (which approval shall not be unreasonably withheld or delayed), issue any press release or written statement for general circulation relating to the transactions contemplated hereby, or otherwise publicly disclose the terms and conditions of such transactions, except as otherwise required by law.

     4.04. Access; Information.
           -------------------

           (A) Upon reasonable notice, the Seller shall afford Purchaser and its officers, employees, counsel, accountants and other authorized representatives, access to the Company, during normal business hours throughout the period prior to the Closing Date, to all of its properties, books, contracts, data processing system files, commitments and records and, during such period, the Company shall furnish promptly to Purchaser upon request (1) a copy of each material report, schedule and other document filed by the Company with any Regulatory Authority, and (2) all other information concerning the business, properties and personnel of the Company as Purchaser may reasonably request, provided that no
                                                    --------
investigation pursuant to this Section 4.04 shall affect or be deemed to modify
                               ------------
or waive any representation or warranty made by the Company or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement; and

           (B) Purchaser will not use any information obtained pursuant to this
Section 4.04 for any purpose unrelated to the consummation of the transactions
------------
contemplated by this Agreement and, if this Agreement is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.05) unless and until such time as such information or
                ------------
documents become publicly available other than by reason of any action or failure to act by Purchaser or as it is advised by counsel in writing that any such information or document is required by law or applicable published stock exchange rule to be disclosed, and in the event of the termination of this Agreement, Purchaser will, upon request by the Company, deliver to the Company all documents so obtained by Purchaser or destroy such documents and, in the case of destruction, will certify such fact to the Company.

     4.05. Acquisition Proposals.  In the case of the Seller, it shall not, and
           ---------------------
it shall cause the Company and the Company Subsidiaries not to, solicit or encourage inquiries or proposals with respect to, or furnish any nonpublic information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, the Company or any purchase or other business combination with the Company other than as contemplated by this Agreement; Seller shall instruct its officers, directors, agents, advisors and Affiliates to refrain from taking any action that would violate or conflict with any of the foregoing; and it shall notify Purchaser immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, the Seller or the Company.

     4.06.  Regulatory Applications.  In the case of each of the parties hereto,
            -----------------------
it shall use its reasonable best efforts (A) promptly to prepare and submit applications to the appropriate Regulatory Authorities for approval of the Purchase, and (B) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Purchase. Each of the parties hereto agrees to cooperate with the other and, subject to the terms and conditions set forth in this Agreement, use its reasonable best efforts to prepare and file all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the regulatory approvals referred to in Section 5.01. The Seller and Purchaser shall have the
                         ------------
right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to, any third party or any Regulatory Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and regulatory authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.

     4.07.  Current Information.
            -------------------

            (A) During the period from the date of this Agreement to the Closing Date, each of the Seller and Purchaser shall, and shall cause its representatives to, confer on a regular and frequent basis with representatives of the other.

            (B) The Seller shall notify Purchaser of (1) any material change in the business or operations of the Company, (2) any material complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Regulatory Authority relating to the Company, (3) the institution or the threat of Litigation involving or relating to the Company, or
(4) any event or condition that might be reasonably expected to cause any of the Company's representations or warranties set forth herein not to be true and correct as of the Closing or prevent the Company from fulfilling its obligations hereunder; and in each case shall keep Purchaser informed with respect thereto.

            (C) Purchaser shall (1) notify the Seller of any event or condition that might reasonably be expected to cause any of Purchaser's representations or warranties set forth herein not to be true and correct as of the Closing Date or prevent Purchaser from fulfilling its obligations hereunder and (2) notify the Company immediately of any denial of any application filed by Purchaser with any Regulatory Authority with respect to this Agreement, and in each case shall keep the Company informed with respect thereto.

     4.08.  Certain Tax Covenants.
            ---------------------

            (A) Seller Liability for Taxes. Except to the extent accrued on the
                --------------------------
books and records of the Company as of the Closing Date, the Seller shall be liable for and indemnify the Purchaser for all Taxes (including, without limitation, any obligation to contribute to the payment of a tax determined on a consolidated, combined or unitary basis with respect to a group of corporations that includes or included the Company and Taxes resulting from the Company ceasing to be a member of the Seller Group), (1) imposed on the Seller Group (other than on, or with respect to, the Company) for any taxable year prior to the Closing Date, or (2) imposed on the Company or for which the Company may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year ending on and including the Closing Date, provided,
                                                                       --------
however, that the Seller will not be liable for the Taxes described in Section
-------                                                                -------
4.08(B)(2) below. The Seller will be entitled to any refund of Taxes of the
----------
Company or any Company Subsidiary received for such periods specified in clause
(1) and (2) of the previous sentence.

          (B)  Purchaser Liability for Taxes.  The Purchaser shall be liable
               -----------------------------
for and indemnify the Seller for the Taxes of the Company for (1) any taxable year or period that begins after the Closing Date and (2) with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year beginning after the Closing Date.

          (C)  Short Taxable Years.  For purposes of Sections 4.08(A) and (B),
               -------------------                   ------------------------
whenever it is necessary to determine the liability for Taxes of the Company for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes of the Company for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the Company had a taxable year or period which ended at the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a time basis.

          (D)  Adjustment to Purchase Price.  Except where otherwise properly
               ----------------------------
classified, any payment under this Section 4.08 shall be treated as an
                                   ------------
adjustment to the Purchase Price.

          (E)  Tax Returns.  Except as Previously Disclosed, the Seller will
               -----------
file or cause to be filed when due all Tax Returns required to be filed subject to permissible extensions by or with respect to the Company for taxable years or periods ending on or before the Closing Date and shall pay any Taxes due in respect of such Tax Returns, and the Purchaser will file or cause to be filed when due all Tax Returns required to be filed by or with respect to the Company for taxable years or periods ending after the Closing Date and shall pay any Taxes due in respect of such Tax Returns. The Seller shall pay Purchaser the Taxes for which the Seller is liable pursuant to Section 4.08(A) but which are
                                                 ---------------
payable with respect to Tax Returns to be filed by Purchaser pursuant to the previous sentence before the due date for the filing of such Tax Returns.
Seller and Company will join in the filing of a consolidated federal income tax returns for all periods for which returns have not been filed and for which the date for filing such return, including extensions, has not passed as of the Closing Date, including the period for which Seller will file a federal income tax return for the year that includes the Closing Date.

          (F)  Contests.  The Purchaser will promptly notify the Seller in
               --------
writing upon receipt by the Purchaser, any of its Affiliates or the Company of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may materially affect the tax liabilities of the Company for which the Seller would be required to indemnify the Purchaser pursuant to Section 4.08(A). The Seller will have the right to
                          ---------------
represent the Company's interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its own expense. Nonetheless, the Seller shall not be entitled to settle any claim for Taxes that would materially adversely affect the liability for Taxes of the Purchaser or any of the Companies for any period after the Closing Date without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed, but will not be required to the extent that the Sellers have indemnified the Purchaser against the effects of any such settlement).

          The Seller will be entitled to participate, at its own expense, in the defense of any claim for Taxes for a year or period ending after the Closing Date that may be the subject of indemnification by the Seller pursuant to
Section 4.08(A) and, with the written consent of the Purchaser (which consent
---------------
shall not be unreasonably withheld or delayed), and at its sole expense, may assume the entire defense of such tax claim. Neither the Purchaser nor the Company may agree to settle any tax claim for the portion of the year or period ending on the Closing Date that may be the subject of indemnification by the Seller under Section 4.08(A) without the prior written consent of the Seller,
             ---------------
which consent shall not be unreasonably withheld or delayed.

          In addition, the Seller will promptly notify the Purchaser in writing upon receipt by the Seller or any of its subsidiaries, including the Company, of notice of any pending or threatened federal, state, local or foreign income or franchise tax audits or assessments which may materially affect the tax liabilities of the Company for which the Purchaser would be liable pursuant to
Section 4.08(A) or (B).  The Purchaser will have the right to represent the
----------------------
Company's interests in any tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date, and to employ counsel of its choice at its own expense. Nonetheless, the Purchaser shall not be entitled to settle any claim for Taxes that would materially adversely affect the liability for Taxes of the Seller or the Company for any period after the Closing Date without the prior written consent of the Seller (which consent shall not be unreasonably withheld or delayed).

          The Purchaser will be entitled to participate, at its own expense, in the defense of any claim for Taxes for a year or period ending after the Closing Date for which the Purchaser may be liable pursuant to Section 4.08(A) or (B)
                                                       ----------------------
and, with the written consent of the Seller (which consent shall not be unreasonably withheld or delayed), and at its sole expense, may assume the entire defense of such tax claim. Neither the Seller nor any of its subsidiaries may agree to settle any tax claim for the portion of the year or period ending on the Closing Date for which the Purchaser may be liable pursuant to Section 4.08(A) or (B) without the prior written consent of the Purchaser,
   ----------------------
which consent shall not be unreasonably withheld or delayed.

          (G)  Termination of Tax Allocation Agreements. Any tax allocation or
               ----------------------------------------
sharing agreement or arrangement, whether or not written, that may have been entered into by the Seller or any member of the Seller Group with the Company will be terminated as to the Company as of the Closing.

          (H)  Information to be Provided by the Purchaser.  With respect to
               -------------------------------------------
the taxable period of the Seller in 2000 prior to the Closing Date, the Purchaser will promptly cause the Company to prepare and provide to the Seller a package of tax information materials (the "Tax Package"), which shall be completed in accordance with past practice including past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of the Company. The Purchaser shall cause the Tax Package for the portion of the taxable period ending on the Closing Date to be delivered to the Seller promptly after the Closing Date.

          (I)  Assistance and Cooperation.  After the Closing Date, the Seller
               --------------------------
and Purchaser each will:

               (1) assist (and cause their respective Affiliates to assist) the other party in preparing any Tax Returns or reports that such other party is responsible for preparing and filing in accordance with this Section
                                                                     -------
     4.08(I);
     -------

               (2) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

               (3) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company;

               (4) provide timely notice to the other in writing of any pending or threatened tax audits or assessments of the Company for taxable periods for which the other may have a liability under this Section 4.08; and
                                                         ------------

               (5) furnish the other with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period.

          (J)  Transfer Taxes.  All Taxes in the nature of excise, sales, use,
               --------------
value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and any other similar taxes (and any Taxes relating to such Taxes) that may be imposed, assessed or determined to be due as a result of the transfer of the Shares to the Purchaser on the making of the
Section 338(h)(10) Elections will be borne by the Seller.

          (K)  Section 338(h)(10) Elections.
               ----------------------------

               (1) The Seller and the Company agree that, at the election of the Purchaser, the parties shall cause an election pursuant to Section 338(h)(10) of the Code (or such comparable state and local tax provisions) to be made with respect to the Company for federal and where applicable, all state and local tax purposes (the "Section 338(h)(10) Elections"), and
                                            -----------------------------
     shall comply with the rules and regulations applicable to the Section 338(h)(10) Elections. Except as provided in Section 4.08(J), the Seller
                                                  ---------------
     shall be responsible for and shall pay and discharge all Taxes owed as a result of the deemed sale of assets arising from the Section 338(h)(10) Elections.

               (2) For purposes of executing the Section 338(h)(10) Elections, the Purchaser and the Seller (and/or other entities as necessary) shall cooperate in the preparation and timely filing of IRS Form 8023 and all such forms, schedules and attachments as are necessary or required to be filed therewith pursuant to applicable Treasury Regulations and shall perform such other acts as are necessary to make or perfect the Section 338(h)(10) Elections.

               (3) For purposes of making the Section 338(h)(10) Elections, the Purchaser and the Seller shall mutually agree on an allocation of the Purchaser's "adjusted grossed-up basis" in the shares of the Company (within the meaning of the Treasury Regulations under Section 338(h)(10) of the Code) to the tangible and intangible assets of the Company existing as of the Closing date (the "Allocation"). The Allocation shall be consistent
                               ----------
     with acceptable business valuation principles and shall be binding upon the Purchaser and the Seller for purposes of allocating the "modified aggregate deemed sale price" (within the meaning of the Treasury Regulations) among the assets of the Company. Neither party shall file any Tax return, or take a position with a Tax authority, that is inconsistent with the Allocation without the written consent of the other party. Purchaser and Seller agree to cooperate in good faith in an effort to resolve any dispute concerning the appropriate Allocation.

V. CONDITIONS TO CONSUMMATION OF THE PURCHASE.

     5.01.  Conditions to Each Party's Obligation to Effect the Purchase.  The
            ------------------------------------------------------------
respective obligation of each of Purchaser, on the one hand, and the Seller, on the other hand, to consummate the Purchase is subject to the fulfillment or written waiver by Purchaser and the Seller prior to the Closing of each of the following conditions:

            (A) Regulatory Approvals.  All regulatory approvals required to
                --------------------
consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired; provided, however, no such approvals shall contain any conditions, restrictions or requirements which Purchaser reasonably determines would, following the Closing, have a Material Adverse Effect on the Company or on the benefits of the transactions contemplated hereby to Purchaser.

            (B) No Injunction. No Regulatory Authority of competent jurisdiction
                -------------
shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

            (C) Third Party Consents. All consents or approvals of all persons,
                --------------------
other than Regulatory Authorities, required for or in connection with the execution, delivery and performance of this Agreement (including the consummation of the Purchase) shall have been obtained and shall be in full force and effect.

     5.02.  Conditions to Obligation of the Seller.  The obligation of the
            --------------------------------------
Seller to consummate the Purchase is also subject to the fulfillment or written waiver by the Seller prior to the Closing of each of the following conditions:

            (A) Representations and Warranties.  The representations and
                ------------------------------
warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), (provided, however, that for purposes of
                              -------------------
determining the satisfaction of the condition contained in this Section 5.02(A),
                                                                ---------------
such representations and warranties shall be deemed to be true and correct if the failure or failures of such representations and warranties to be so true and correct (excluding the effect of any qualification set forth therein relating to "materiality" or "Material Adverse Effect") are not reasonably likely to constitute or give rise to, individually or in the aggregate, a Material Adverse Effect on Purchaser), and the Seller shall have received a certificate, dated the Closing Date, signed on behalf of Purchaser by an officer of Purchaser to such effect.

            (B) Performance of Obligations of Purchaser.  Purchaser shall have
                ---------------------------------------
performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and the Seller shall have received a certificate, dated the Closing Date, signed on behalf of Purchaser by an officer of Purchaser to such effect.

     5.03.  Conditions to Obligation of Purchaser. The obligation of Purchaser
            -------------------------------------
to consummate the Purchase is also subject to the fulfillment or written waiver by Purchaser prior to the Closing of each of the following conditions:

          (A) Representations and Warranties.  The representations and
              ------------------------------
warranties of the Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date); (provided, however, that for purposes of
                                   -------------------
determining the satisfaction of the condition contained in this Section 5.03(A),
                                                                ---------------
such representations and warranties shall be deemed to be true and correct if the failure or failures of such representations and warranties to be so true and correct (excluding the effect of any qualification set forth therein relating to "materiality" or "Material Adverse Effect") are not reasonably likely to constitute or give rise to, individually or in the aggregate, a Material Adverse Effect on the Company), and Purchaser shall have received a certificate, dated the Closing Date, signed by the Seller.

          (B) Performance of Obligations of the Seller.  The Seller and the
              ----------------------------------------
Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Purchaser shall have received a certificate, dated the Closing Date, signed by the Seller to such effect.

          (C) Employment Agreements. The Company shall have entered into
              ---------------------
employment agreements, substantially in the form attached hereto as Exhibit 5.03(C), with David C. Florian and Lou E. Hensley, such agreements superceding any prior employment agreements entered into by the Company with such persons.

          (D) No Material Adverse Effect.  Since May 31, 2000, no events shall
              --------------------------
have occurred or circumstances risen that, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on the Company.

          (E) PDA of Texas. PDA of Texas shall have released all rights to use
              ------------
the trademarks "Pivot" and "Life Insurance Made Simple", such release or releases to be in a form satisfactory to Purchaser in its sole discretion. Seller shall have taken all actions necessary to cause PDA of Texas to be a wholly owned subsidiary of the Company, such transaction to be in form and substance satisfactory to Purchaser in its sole discretion.

          (F) Legal Opinion. Purchaser shall have received a legal opinion from
              -------------
counsel to Seller in form and substance satisfactory to Purchaser in its sole discretion.

VI.  TERMINATION.

     This Agreement may be terminated prior to the Closing Date:

     6.01.  Mutual Consent.  By the written mutual consent of Purchaser and the
            --------------
Seller.

     6.02.  Breach.  By Purchaser or the Seller, in the event of (A) a breach by
            ------
the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach (provided that a party may terminate this Agreement pursuant to this Section 6.02(A) only with respect to a
                                          ---------------
breach or breaches that would permit such party not to consummate the Purchase under the standards set forth in Section 5.02(A) or Section 5.03(A), as the case
                                 ---------------    ---------------
may be), or (B) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach.

     6.03.  Delay.  By Purchaser or the Seller, in the event that the Purchase
            -----
is not consummated by July 14, 2000.

     6.04.  No Regulatory Approval.  By the Seller or Purchaser, in the event
            ----------------------
that written notice is received which states that any required regulatory approval contemplated by Section 5.01(A) will not be approved or has been
                         ---------------
denied.

VII. INDEMNIFICATION.

     7.01.  Survival of Representations, Warranties and Covenants.  All
            -----------------------------------------------------
representations and warranties of the parties contained in this Agreement, including any schedules made a part hereof, and any covenants or other agreements the performance of which is specified to occur on or prior to the Closing Date, shall survive the Closing Date for a period of 24 months following the Closing Date, except for the (i) representations and warranties set forth in
Section 3.01(U) (Taxes), which shall survive until 90 days following the
---------------
expiration (with valid extensions) of the applicable statute of limitations relating to the Taxes at issue; and (ii) representations and warranties set forth in Section 3.01(A)-(E) and Section 3.02(A), which shall survive
         -------------------     ---------------
indefinitely. Any covenant or other agreement herein any portion of the performance of which may or is specified to occur after the Closing Date shall survive the Closing Date hereunder indefinitely or for such lesser period of time as may be specified therein.

     7.02.  Obligations of Seller. Subject to Section 7.05 and Section 7.06, the
            ---------------------             ------------     ------------
Seller hereby agrees to indemnify, defend and hold harmless the Purchaser and its Affiliates from and against any and all claims, losses, liabilities, costs, penalties, fines and expenses (including reasonable expenses for attorneys, accountants, consultants and experts), damages, obligations to third parties, expenditures, proceedings, Taxes, judgments, awards or demands (collectively, "Losses") which any of them may suffer, incur or sustain arising out of, attributable to, or resulting from: (a) any inaccuracy in or breach of any of the representations or warranties of the Seller made in or pursuant to this Agreement or in any other agreement, certificate or document executed in connection herewith (it being understood that solely for purposes of establishing the extent to which any matter is indemnifiable pursuant to this clause (a), the accuracy of the representations and warranties made by the Seller shall be determined without giving effect to the qualifications to such representations and warranties concerning "knowledge," "materiality" or "Material Adverse Effect") or (b) any breach or nonperformance of any of the covenants or other agreements made by the Sellers in or pursuant to this Agreement.

     7.03.  Obligations of Purchaser.  Subject to Section 7.05 and Section
            ------------------------              ------------     -------
7.06, Purchaser hereby agrees to indemnify, defend and hold harmless the Seller
----
from and against any and all Losses which it may suffer, incur or sustain arising out of, attributable to, or resulting from: (a) any inaccuracy in or breach of any of the representations or warranties of Purchaser made in or pursuant to this Agreement or in any other agreement, certificate or document executed in connection herewith (it being understood that solely for purposes of establishing the extent to which any matter is indemnifiable pursuant to this clause (a), the accuracy of the representations and warranties made by Purchaser shall be determined without giving effect to the qualifications to such representations and warranties concerning "knowledge," "materiality" or "Material Adverse Effect") and (b) any breach or nonperformance of any of the covenants or other agreements made by Purchaser in or pursuant to this Agreement.

     7.04   Procedure.
            ---------

          (A) Any party entitled to the benefits of indemnification hereunder (an "Indemnified Party") and seeking indemnification for any Losses or potential Losses from a claim asserted by a third party against the Indemnified Party (a "Third Party Claim") shall give written notice to the party obligated to provide indemnification hereunder (an "Indemnifying Party") specifying in detail the source of the Loss or potential Loss under Section 7.02 or Section 7.03, as the
                                           ------------    ------------
case may be. Written notice to the Indemnifying Party of the existence of a Third Party Claim shall be given by the Indemnified Party promptly after notice of the potential claim; provided, however, that the Indemnified Party shall not
                        --------  -------
be foreclosed from seeking indemnification pursuant to this Article VII by any
                                                            -----------
failure to provide such prompt notice of the existence of a Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such delay.

          (B) Defense.  Except as otherwise provided herein, the Indemnifying
              -------
Party may elect to compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (which counsel shall be reasonably satisfactory to the Indemnified Party), any Third Party Claim. If the Indemnifying Party elects to compromise or defend such Third Party Claim, it shall, within 30 days after receiving notice of the Third Party Claim (10 days if the Indemnifying Party states in such notice that prompt action is required), notify the Indemnified Party of its intent to do so, and the Indemnified Party shall cooperate, at the expense of the Indemnifying Party, in the compromise of, or defense against, such Third Party Claim. If the Indemnifying Party elects not to compromise or defend against the third Party Claim, or fails to notify the Indemnified Party of its election to do so as herein provided, or otherwise abandons the defense of such Third Party Claim, (i) the Indemnified Party may pay (without prejudice of any of its rights as against the Indemnifying Party), compromise or defend such Third Party Claim (until such defense is assumed by the Indemnifying Party) and (ii) the costs and expenses of the Indemnified Party incurred in connection therewith shall be indemnifiable by the Indemnifying Party pursuant to the terms of this Agreement. Notwithstanding anything to the contrary contained herein, in connection with any Third Party Claim in which the Indemnified Party shall reasonably conclude, based upon the written advice of its counsel, that (x) there is a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such Third Party Claim or (y) there are specific defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, then the Indemnified Party shall have the right to assume and direct the defense of such Third Party Claim. In such an event, the Indemnifying Party shall pay the reasonable fees and disbursements of counsel of the Indemnifying Party and one counsel to all the Indemnified Parties. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim over the objection of the other, provided, however, that
                                                         --------  -------
consent to settlement or compromise shall not be unreasonably withheld by the Indemnified Party and provided, further, that if the sole settlement relief
                      --------  -------
payable to a Third Party in respect of such Third Party Claim is monetary damages that are paid in full by the Indemnifying Party and such settlement includes an unconditional term releasing the Indemnified Party from all liability in respect of such Third Party Claim, the Indemnifying Party may settle such claim without the consent of the Indemnified Party. In any event, except as otherwise provided herein, the Indemnified Party and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any personnel or any books, records or other documents within its control that are reasonably necessary or appropriate for such defense, subject to the receipt of appropriate confidentiality agreements.

          (C) Miscellaneous.  The procedures set forth in Section 7.04 above
              -------------                               ------------
shall apply solely with respect to Third Party Claims and shall not be deemed to apply to, or otherwise affect or limit, an Indemnified Party's rights under this Agreement with respect to any claim other than a Third Party Claim.

          (D) Notice of Non-Third Party Claims. Any Indemnified Party seeking
              --------------------------------
indemnification for any Loss or potential Loss arising from a claim asserted by any party to this Agreement against the Indemnifying Party (a "Non-Third Party Claim") shall give written notice to the Indemnifying Party specifying in detail the source of the Loss or potential Loss under Section 7.02 or Section 7.03, as
                                               ------------    ------------
the case may be. Written notice to the Indemnifying Party of the existence of a Non-Third Party Claim shall be given by the Indemnified Party promptly after the Indemnified Party becomes aware of the potential claim; provided, however, that
                                                        --------  -------
the Indemnified Party shall not be foreclosed from seeking indemnification pursuant to this Article VII by any failure to provide such prompt notice of the
                 -----------
existence of a Non-Third Party Claim to the Indemnifying Party except and only to the extent that the Indemnifying Party actually incurs an incremental out-of-pocket expense or otherwise has been materially damaged or prejudiced as a result of such.

    7.05. Survival of Indemnity.  Notwithstanding anything to the contrary in
          ---------------------
this Article VII, no Indemnified Party shall have any right to indemnification
     -----------
with respect to any matter as to which formal notice satisfying the requirements of Section 7.04(A) or Section 7.04(D) shall not have been provided by the
   ---------------    ---------------
Indemnified Party to the Indemnifying Party prior to the expiration of the relevant survival period set forth in Section 7.01. Any matter as to which a
                                      ------------
claim has been asserted by formal notice pursuant to Section 7.04 and within the
                                                     ------------
time limitation applicable by reason of the immediately preceding sentence that is pending or unresolved at the end of any applicable limitation period under this Article VII or applicable law shall continue to be covered by this Article
     -----------                                                        -------
VII notwithstanding any applicable statue of limitations (which the parties
---
hereby waive) or the expiration dates set forth in the immediately preceding sentence of this Section 7.05 until such matter is finally terminated or
                 ------------
otherwise resolved by the parties under this Agreement or by a court of competent jurisdiction and any amounts payable hereunder are finally determined and paid.

    7.06. Minimum Losses.  Except for the indemnification obligations relating
          --------------
to breaches of representations and warranties of Section 4.01 (U) (Taxes) and
                                                 ----------------
Section 4.01(Q) (Employee Benefit Agreements), no party shall have any right to
---------------
seek indemnification under this Agreement for breaches of representations or warranties until Losses of such party exceeds $75,000, after which time only the aggregate amount of such Losses in excess of $75,000 shall be recoverable in accordance with the terms hereof; provided, however, the maximum amount of such
                                  --------  -------
indemnification, together with the indemnification provided for in Section 7.07, shall not exceed $4,350,000 in the aggregate.

    7.07. Additional Indemnities.  In addition to the provisions set forth in
          ----------------------
Section  7.02, Seller hereby agrees to indemnify, defend and hold harmless the
-------------
Purchaser and its Affiliates (including the Company) from and against any and all Losses relating in any manner to:

          (A) the Midland Litigation; provided, however, in no event shall
                                      --------  -------
Seller's liability for Losses with respect to the Midland Litigation exceed $1,000,000 in the aggregate;

          (B) the use by the Company, prior to the Closing Date, of the trademark "Life Insurance Made Simple; or

          (C) the direction of Internet traffic to the Pivot web site through the domain name "Quotesmith.net," prior to the Closing Date;

          provided further, that, with respect to (B) or (C) above, Seller shall only be obligated under this Section 7.07 in the event that a claim relating to
                             ------------
these matters is received by Purchaser within the period commencing on the Closing Date and ending two years after the Closing Date.

VIII. OTHER MATTERS.

     8.01.  Waiver; Amendment.  Prior to the Closing Date, any provision of this
            -----------------
Agreement may be (A) waived in writing by the party benefiting by the provision, or (B) amended or modified at any time (including the structure of the transactions contemplated hereby) by an agreement in writing among the parties hereto.

     8.02.  Counterparts.  This Agreement may be executed in one or more
            ------------
counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each party hereto.

     8.03.  Governing Law.  This Agreement shall be governed by, and interpreted
            -------------
in accordance with, the laws of the State of New York.

     8.04.  Expenses.  Each party hereto will bear all expenses incurred by it
            --------
in connection with this Agreement and the transactions contemplated hereby.

     8.05.  Confidentiality.  Except as otherwise provided in Section 4.04(B),
            ---------------                                   ---------------
each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

     8.06.  Notices.  All notices and other communications hereunder shall be in
            -------
writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Purchaser,
     to:                              First Union Corporation
                                      c/o First Union Insurance Group
                                      401 South Tryon, 11th Floor
                                      Charlotte, North Carolina 28288-1207
                                      Telecopy Number:  (704) 715-4403

                                      Attention:  David De Gorter

          Copy to:                    First Union Corporation
                                      One First Union Center
                                      Charlotte, North Carolina 28288-0013
                                      Telecopy Number: (704) 374-3425

                                      Attention: Mark C. Treanor, Esq.
                                      General Counsel

     If to the Seller,
     to:                             ilife.com, Inc.
                                     11811 US Highway One, Suite 101
                                     North Palm Beach, Florida  33408
                                     Telecopy Number: (561) 625-4540

                                     Attention:  Chief Executive Officer

          Copy to:                   Morris, Manning & Martin
                                     1600 Atlanta Financial center
                                     3343 Peachtree Rd. N.E.
                                     Atlanta, Georgia  30326
                                     Telecopy Number:  (404) 365-9532

                                     Attention: John Franklin Smith, Esq.

     8.07.  Entire Understanding; No Third Party Beneficiaries.  This Agreement
            --------------------------------------------------
and all schedules hereto represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that

Article VII is intended to confer on the persons named therein those rights
-----------
expressly stated in such Article.

     8.08.  Employee Matters.
            ----------------

            (A) As soon as administratively practicable after the Closing, employees of the Company shall be generally entitled to participate in the pension, benefit, welfare, incentive compensation, sick pay, vacation, fringe benefit and similar agreements of Purchaser on substantially the same terms and conditions applied to employees of Purchaser and its subsidiaries and until such time the agreements of the Company shall remain in effect without any adverse amendments. For the purpose of determining eligibility to participate in such agreements and the vesting of benefits under such agreements (but not for the accrual of benefits under such agreements), Purchaser shall give effect to years of service with the Company, as the case may be, as if such service had been with Purchaser or its subsidiaries. No employee of the Company who elects coverage under a Purchaser medical insurance agreement shall be excluded from coverage under such agreement (for such employee or any other covered person) on the basis of a pre-existing condition that was not also excluded under the Company's medical insurance agreements.

            (B) Seller hereby agrees to provide to Purchaser the federal and state employment history and data related to the Company, as necessary. Seller understands that in order to obtain certain favorable state unemployment rates and any related transfer of state unemployment wage history for optimal rate calculations, it may be necessary to file certain documents with applicable state authorities and provide certain payroll date. It is also understood by Seller that certain states have statutory time limitations for filing such documents to allow these transfers. Seller hereby agrees to complete such state unemployment documents and provide such data as is necessary to effectuate the transfer of unemployment history and unemployment rates in the respective states, and to execute these documents within the time necessary to complete the transfer.

     8.09.  Headings.  The headings contained in this Agreement are for
            --------
reference purposes only and are not part of this Agreement.